Schedule 1

Mandate Rate. The Mandate Rate for each class of the Fund shall be calculated pursuant to the table below.

Average High Income Asset Class Assets (Billions)	Mandate Rate (basis points)
	Initial Class, Service Class 2 Annualized Rate	Investor Class Annualized Rate
First $30	67	71
Next $30	63	67
Next $30	60	64
Over $90	58	62

Schedule 2

Maximum Management Fee Rate. The Maximum Management Fee Rate for each class of the Fund is set forth in the table below, if applicable.

Initial Class, Service Class 2 Annualized Rate (basis points)	Investor Class Annualized Rate (basis points)
63	67

VARIABLE INSURANCE PRODUCTS FUND
on behalf of Floating Rate High Income Portfolio

By	/s/ Stacie M. Smith
Stacie M. Smith
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, with respect to the provisions set forth in Sections I and V

By	/s/ Christopher J. Rimmer
Christopher J. Rimmer
Treasurer

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, with respect to the provisions set forth in Sections II, IV and V

By	/s/ Brian Field
Brian Field
Vice President

FIDELITY SERVICE COMPANY, INC., with respect to the provisions set forth in Sections III, IV and V

By	/s/ Stephanie Caron
Stephanie Caron
President
Date: January 15, 2025